FOURTH AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

WHEREAS, Midas Series Trust (the “Trust”), a Delaware statutory trust, on behalf of and for the benefit of Midas Fund and Midas Magic, each a series of the Trust (each a “Fund” and together, the “Funds”), and Ultimus Asset Services, LLC (“Ultimus”), a Delaware limited liability company, have entered into a Mutual Fund Services Agreement originally dated as of March 1, 2012, as amended, restated, supplemented, assigned, or otherwise modified (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement (this “Amendment”);

NOW, THEREFORE, effective as of the execution date of this Amendment (the “Effective Date”), the Trust and Ultimus agree to amend the Agreement as follows:

1. Amendments.

(a)	Exhibit C to the Agreement hereby is amended by adding the following:

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uTRANSACT Web Services.  Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Funds.

(b)	Exhibit F to the Agreement hereby is amended by deleting the section Internet Services Fee Schedule Shareholder Access and replacing it with the following:

uTRANSACT Fees (web package)

The annual fee for uTRANSACT shall be $20,500.  For the twelve-month period beginning June 7, 2021, the annual fee for uTRANSACT shall be reduced to $15,375.  Fees are billed on a monthly basis.  The Trust may terminate the uTransact Web Services at any time for any reason.

2. Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

The parties have duly executed this Amendment as of October 28, 2021.

MIDAS SERIES TRUST, on behalf of Midas Fund and Midas Magic, severally and not jointly By: /s/ Russell Kamerman Name: Russell Kamerman Title: General Counsel	ULTIMUS ASSET SERVICES, LLC By: /s/ Gary Tenkman Name: Gary Tenkman Title: Chief Executive Officer